Contact:       Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco Completes Acquisition of Mid-Maine Communications

ONEONTA, Alabama (July 5, 2006)– Otelco Inc. (AMEX: OTT; TSX: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama and Missouri, announced that it has completed its previously announced acquisition of Mid-Maine Communications, Inc. for approximately $37.8 million in cash.

Mid-Maine, located in Bangor, Maine, has provided telecommunications solutions to residential and business customers since 1994. Mid-Maine offers a complete set of voice, data and Internet services through both a regulated and non-regulated subsidiary. The acquisition increases Otelco’s total access line equivalents from 39,000 to over 61,000.

Otelco financed the acquisition through additional bank borrowings. In connection with the transaction, Otelco refinanced its existing senior secured credit facility at a lower rate and increased its size to $135 million. GE Capital Markets acted as lead arranger for the financing.

CIBC World Markets served as the exclusive financial advisor to Otelco on this transaction. Daniels & Associates, L.P., represented Mid-Maine.

ABOUT OTELCO

Otelco Inc., headquartered in Oneonta, Alabama, is the sole wireline telephone services provider in several rural communities in Alabama, Missouri and Maine. The Company’s services include local telephone, network access, long distance, high-speed and dial-up Internet access, cable television and other telephone related services. With more than 61,000 access lines equivalents, which are defined as access lines, cable modems and digital subscriber lines, Otelco is among the top 50 largest local exchange carriers in the United States based on number of access line equivalents. Otelco operates six incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. For more information, visit the Company’s web site at www.otelco.net.

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